UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED SEPTEMBER 15, 2022

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

[●], 2022

Dear AIM Stockholders:

We are furnishing this Proxy Statement to holders of the common stock, par value $0.001 per share (the “Common Stock”), of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), in connection with our solicitation of proxies for use at the 2022 Annual Meeting of Stockholders of the Company scheduled to be held at [●] a.m., Eastern Daylight Time, at 2117 SW Highway 484, Ocala, Florida 34473 on [●], 2022, and at any adjournments, postponements or continuation thereof (the “Annual Meeting”).

This solicitation is being conducted by Jonathan Thomas Jorgl, together with Robert L. Chioini and Michael Rice, each a nominee for director (Mr. Jorgl, together with Mr. Chioini and Mr. Rice, the “AIM Stockholder Full Value Committee,” the “ASFV Committee,” “we” or “us”). As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of Common Stock.

For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary to ensure that the Company is managed and overseen in a manner consistent with the stockholders’ best interests. Mr. Jorgl has nominated two highly-qualified director candidates for election to the Board at the Company’s Annual Meeting.

We believe there is significant unmet potential in AIM’s lead product candidate Ampligen® (Rintatolimod) that could be realized by running a successful clinical development program leading to FDA marketing approvals. We also believe there is potential to monetize the Company’s FDA approved drug Alferon N Injection® (Interferon Alfa-N3). Despite the Company’s promising future prospects, AIM has suffered from a prolonged period of disappointing and deteriorating financial results, inadequate execution of clinical development, mismanagement of funds, a lack of transparency to stockholders, and poor corporate governance practices.

In light of the Company’s poor financial and stock price performance under the oversight of the current Board, we strongly believe that the Board must be refreshed to ensure that the interests of the stockholders are appropriately represented in the boardroom. We believe that the Board will benefit from the addition of two new independent directors with relevant skill sets and a shared objective of unlocking and enhancing value for the benefit of all AIM stockholders. The individuals that Mr. Jorgl has nominated are highly qualified, capable and ready to work to serve the best interests of all stockholders of AIM. We believe that AIM stockholders will greatly benefit from our nominees’ expertise and experience.

The two director candidates nominated by Mr. Jorgl – Robert L. Chioini and Michael Rice (each an “ASFV Nominee” and collectively the “ASFV Nominees”) – have expansive life science backgrounds and experience in operations, finance, successful clinical drug development, commercial sales, strategic planning, regulatory matters and public company governance as well as IR/PR communication with healthcare funds and investors, raising funds, M&A, investment banking and capital markets. Collectively, the ASFV Nominees have substantial and highly relevant experience in the pharmaceutical and medical device industries, including decades of experience as senior executives and directors of public bio-tech drug companies.

The Company’s current Board is comprised of three directors, each with terms expiring at the Annual Meeting. Through the attached Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect Mr. Chioini and Mr. Rice. We ask that you cast your votes FOR Mr. Chioini and Mr. Rice on the GOLD proxy card only and disregard the WHITE proxy card provided by AIM.

Under new rules adopted by the Securities and Exchange Commission, the enclosed GOLD proxy card also includes the names of incumbent directors nominated by the Company (the “Incumbent Nominees”). We ask that you only cast your votes FOR Mr. Chioini and Mr. Rice and WITHHOLD your votes for each of the Incumbent Nominees. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Incumbent Nominees. There is no assurance that any of the Incumbent Nominees will serve as directors if all or some of our nominees are elected.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating, and returning the enclosed GOLD proxy card today.

If you have already voted for the incumbent management slate, you have the right to change your vote by signing, dating, and returning a later dated GOLD proxy or by voting in person for Mr. Chioini and Mr. Rice at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Alliance Advisors, which is assisting us, at its address and toll-free number listed below.

Thank you for your support.

Jonathan Thomas Jorgl

Robert L. Chioini

Michael Rice

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the AIM Stockholder Full Value Committee’s proxy materials, please contact Alliance Advisors at the phone numbers or email address listed below.

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(844)         -

aim@allianceadvisors.com

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED SEPTEMBER 15, 2022

2022 ANNUAL MEETING OF STOCKHOLDERS

OF

AIM IMMUNOTECH INC.

PROXY STATEMENT

OF

JONATHAN THOMAS JORGL

ROBERT L. CHIOINI

MICHAEL RICE

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

We are furnishing this Proxy Statement to holders of the common stock, par value $0.001 per share (the “Common Stock”), of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), in connection with our solicitation of proxies for use at the 2022 Annual Meeting of Stockholders of the Company scheduled to be held at [●] a.m., Eastern Daylight Time, at 2117 SW Highway 484, Ocala, Florida 34473 on [●], 2022, and at any adjournments, postponements or continuation thereof (the “Annual Meeting”).

This solicitation is being conducted by Jonathan Thomas Jorgl, together with Robert L. Chioini and Michael Rice, each a nominee for director (Mr. Jorgl, together with Mr. Chioini and Mr. Rice, the “AIM Stockholder Full Value Committee,” the “ASFV Committee,” “we” or “us”). As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of Common Stock.

We are seeking to elect two nominees, Robert L. Chioini and Michael Rice (each an “ASFV Nominee” and collectively the “ASFV Nominees”), to the Company’s Board of Directors (the “Board”), because we believe that significant change to the composition of the Board is needed to ensure that the interests of the stockholders are appropriately represented in the boardroom. Mr. Jorgl has nominated directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock and maximize stockholder value. We are seeking your support at the Annual Meeting for the following purposes:

1.

To elect Mr. Chioini and Mr. Rice to hold office until the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal;

2.	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To vote against the proposal to approve, by non-binding vote, executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.

This Proxy Statement and the enclosed GOLD proxy card are first being furnished to stockholders on or about [●], 2022.

According to the Company’s proxy statement, only stockholders of record at the close of business on [●], 2022, the record date the Company has established for the Annual Meeting (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. According to the Company’s proxy statement, you will be able to attend the Annual Meeting in person at a physical location.

The Company’s current Board is comprised of three directors, each with terms expiring at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect Mr. Chioini and Mr. Rice. We ask that you cast your votes FOR Mr. Chioini and Mr. Rice on the GOLD proxy card only and disregard the WHITE proxy card provided by AIM. Under new rules adopted by the Securities and Exchange Commission, the enclosed GOLD proxy card also includes the names of incumbent directors nominated by the Company (the “Incumbent Nominees”). We ask that you only cast your votes FOR Mr. Chioini and Mr. Rice and WITHHOLD your votes for each of the Incumbent Nominees. See the “Voting and Proxy Procedures” section of this Proxy Statement for additional information. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications, and other information concerning the Company’s nominees. If elected, the ASFV Nominees will constitute a majority on the Board and will potentially be able to implement any actions that they may believe are necessary to unlock stockholder value.

As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of Common Stock. Mr. Jorgl intends to vote all of the shares of Common Stock he owns “FOR” Mr. Chioini and Mr. Rice only, “FOR” the ratification of the independent registered public accounting firm for the 2022 fiscal year, and “AGAINST” the advisory vote approving executive compensation as described herein. Stockholders should understand, however, that all shares of Common Stock represented by the enclosed GOLD proxy card will be voted at the Annual Meeting as marked.

According to the Company’s proxy statement, on the Record Date, there were [●] shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. The mailing address of the principal executive offices of the Company is 2117 SW Highway 484, Ocala, Florida 34473.

THIS SOLICITATION IS BEING MADE BY THE ASFV COMMITTEE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH THE ASFV COMMITTEE IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

THE ASFV COMMITTEE URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF MR. CHIOINI AND MR. RICE.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING, AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting – This Proxy Statement and our GOLD proxy card are available at:

[●]

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. The ASFV Committee urges you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of the Mr. Chioini and Mr. Rice.

•

If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the AIM Stockholder Full Value Committee, c/o Alliance Advisors in the enclosed postage-paid envelope today.

•

If your shares of Common Stock are held in a brokerage account, bank or other intermediary, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker, bank or other intermediary. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on non-routine matters on your behalf without your instructions. As a beneficial owner, you may vote the shares at the Annual Meeting only if you obtain a legal proxy from the broker or bank giving you the right to vote the shares.

•

Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

•

You may vote your shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your GOLD proxy card by mail by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

IMPORTANT: Only your latest dated proxy card will count, so we urge you to disregard and not to return any WHITE proxy card you receive from the Company and return only the GOLD proxy card. Even if you return the management proxy card marked “WITHHOLD” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us so we urge you to disregard and not to return any WHITE proxy card you receive from the Company. It is possible you may receive a second WHITE proxy card from the Company including the names of the ASFV Nominees because the Company did not comply with the SEC’s universal proxy rule in its initial mailing. Even if the ASFV Nominees are included on the WHITE proxy card, we urge you to disregard and not to return any WHITE proxy card and return the GOLD proxy card or voting form.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the AIM Stockholder Full Value Committee’s proxy materials, please contact Alliance Advisors at the phone numbers or email address listed below.

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(844)         -

aim@allianceadvisors.com

BACKGROUND TO THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•

On April 18, 2022, an AIM stockholder named Walter Lautz delivered a letter to the Company and the Board that expressed his concerns “with the direction of the Company, lack of corporate oversight and significant loss of stockholder value over the past two years.” Mr. Lautz added that he “question[s] the independence of the current construction of the Board of Directors, the qualifications of the current Directors and their ability to properly serve stockholders as Directors on the board of a publicly traded biotechnology company and decisions made by the compensation committee as it relates to Board of Director and senior management.” Based on these concerns, Mr. Lautz nominated “Mr. Rob Chioini to run for the Director position currently held by Mr. Steward Appelroth [sic]” and another individual for the position of Chairman. Mr. Lautz, based on the recommendation of Franz Tudor, an AIM stockholder, had contacted Mr. Chioini to ask if he was willing to be nominated and Mr. Chioini agreed. These nominations were attempted to be made for inclusion in AIM’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) rather than in accordance with the advance notice provisions of AIM’s Restated and Amended Bylaws (the “Bylaws”). Because Rule 14a-8(i)(8)(iv) provides a basis for exclusion in these circumstances, AIM excluded these nominations.

•

After the nomination by Mr. Lautz was rejected by AIM, Mr. Chioini remained interested in AIM’s prospects under the right leadership and continued to consider running for election to the Board. In or around May 2022, Mr. Chioini contacted Mr. Rice to gauge Mr. Rice’s interest in being nominated to the Board. Mr. Chioini felt Mr. Rice’s vast biotech wall street experience would be very helpful. After discussion and research, Mr. Rice confirmed his interest to be nominated for the Board.

•

On June 14, 2022, Mr. Chioini contacted Mr. Lautz to see if he would consider re-nominating Mr. Chioini as well as Mr. Rice as director candidates for the Annual Meeting under the advance notice provisions of the Bylaws. On June 15, 2022, Mr. Lautz declined to issue these nominations in fear of potential retaliation by the current Board.

•

Shortly thereafter, Mr. Chioini contacted Mr. Tudor, the only other AIM stockholder Mr. Chioini knew at the time, to see if Mr. Tudor would be willing to nominate Mr. Chioini and Mr. Rice to the Board. Mr. Tudor declined to issue these nominations also in fear of potential retaliation by the current Board.

•

Mr. Jorgl has a longstanding personal relationship with Mr. Rice based on their shared interests in the life sciences and is the founder and director of a pharmaceutical company, as well as a successful IT industry professional. Based on his conversations with Mr. Rice in June of 2022 regarding possible Board nomination at the Annual Meeting and his research into the Company, which tracked Mr. Chioini’s and Mr. Rice’s shared belief that the right leadership team could unlock AIM’s potential and economic gain for its stockholders, on June 23, 2022, Mr. Jorgl informed Mr. Chioini and Mr. Rice that he would be interested in purchasing shares of Common Stock and nominating Mr. Chioini and Mr. Rice.

•

Days later, after discussing this prospect with Mr. Chioini and Mr. Rice, Mr. Jorgl purchased 1,000 shares of Common Stock on June 27, 2022 (which shares were subsequently transferred into Mr. Jorgl’s name as the record holder effective July 7, 2022) and proceeded to work with Mr. Chioini and Mr. Rice to prepare the notice of nominations to be delivered to AIM pursuant to the Bylaws.

•

On July 8, 2022, Mr. Jorgl submitted a complete and comprehensive notice to AIM of his intent to nominate both Mr. Chioini and Mr. Rice at the Annual Meeting. Mr. Jorgl had standing to submit this notice under the Bylaws because he owned 1,000 shares of record as of the date of his notice. Further, Mr. Jorgl’s notice was timely because it was not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of the stockholders (i.e., October 7, 2022). And, Mr. Jorgl’s 13-page notice included all of the required information under the Bylaws, without omission.

•

On July 15, 2022, prior to responding to Mr. Jorgl’s nomination notice, AIM sued Mr. Jorgl, Mr. Chioini, Mr. Rice and others in Florida federal court (the “Florida Section 13(d) Action”) baselessly alleging that the members of the ASFV Committee were acting as a group with certain AIM stockholders and/or other individuals and seeking: (i) a declaration that the named defendants violated Section 13(d) of the Exchange Act; and (ii) an injunction to prevent the named defendants from future violations of the federal securities laws. The allegations in the Florida Section 13(d) Action are entirely without merit as it relates to the members of the ASFV Committee.

•

On July 18, 2022, prior to responding to Mr. Jorgl’s nomination notice, AIM issued the press release “AIM ImmunoTech Announces that Recently Received Director Nominations from Jorgl Activist Group are Invalid,” making materially false and misleading statements claiming that, among other things, Mr. Jorgl, Mr. Chioini and Mr. Rice were acting in concert with other purported AIM stockholders and that the nominations are invalid as a result.

•

On July 19, 2022, the Company sent Mr. Jorgl a one-page letter that rejected his nominations. The stated premise for AIM’s rejection was that Mr. Jorgl supposedly made “false and misleading statements” in his notice, in contravention of Section 1.4 of the Bylaws. No specifics or evidence as to the alleged false and misleading statements were provided.

•

On July 21, 2022, the ASFV Committee issued a press release to clear the record that the nominations were valid and demonstrate that the Board’s actions were desperate attempts to stifle basic stockholder rights and to entrench the incumbent directors.

•

On July 29, 2022, Mr. Jorgl filed a complaint in the Court of Chancery of the State of Delaware that named the Company and each member of the current Board as defendants (the “Delaware Action”). The complaint alleged that defendants wrongfully denied Mr. Jorgl’s right to nominate candidates and seeks relief to ensure that they may be considered for election to the Board, pursuant to the Bylaws and Delaware law.

•

On August 5, 2022, the ASFV Committee sent a letter to the Company’s corporate secretary providing the information required by Rule 14a-19(a)(1) under the SEC’s new universal proxy rule. The Company provided the notice required pursuant to Rule 14a-19(d) to the ASFV Committee on August 17, 2022. In this notice, however, the Company stated that it was not required to comply with the universal proxy rule due to the purported invalidity of the notice, and thus was providing the notice to reserve its rights.

•	On August 12, 2022, the Delaware Court of Chancery held a hearing on Mr. Jorgl’s motion for a temporary restraining order.

•

Over the ensuing weekend, the parties attempted to negotiate an agreed proxy solicitation and annual meeting schedule that would allow the court sufficient time to decide on the validity of the nominations. Although the parties were in agreement that the Annual Meeting should not be held prior to resolution of the Delaware Action, AIM refused to agree to a short delay in commencing its proxy solicitation and insisted that the hearing be held later in October shortly before the anticipated Annual Meeting date. Mr. Jorgl, concerned that the proxy solicitation would occur under a cloud of confusion because of AIM’s false and misleading statements as to the validity of the nomination and the basis for rejection, as well as his expectation that AIM would not comply with the new universal proxy rule (subsequently confirmed by AIM’s preliminary proxy statement filing), suggested that the parties refrain from proxy solicitation efforts while the case was pending and that an earlier hearing date in early October would allow resolution with only minimal delay. Mr. Jorgl also suggested that he would consider AIM’s proposed timing if both parties agreed to comply with the new universal proxy rule, albeit conditionally such that if the court ruled in favor of AIM, Mr. Jorgl’s nominations would not be made at the Annual Meeting. AIM did not respond to this proposal.

•

Unable to agree over the weekend, the Delaware Court of Chancery held another hearing on August 15, 2022 to rule on the pending motion for a temporary restraining order. The court denied the motion for a temporary restraining order, but set a hearing date for Mr. Jorgl’s motion for preliminary injunction on October 5, 2022, the earlier of the dates in consideration, and ordered AIM not to hold the Annual Meeting prior to October 31, 2022.

•

On August 18, 2022, Mr. Jorgl sent AIM a demand for stockholders records pursuant to Section 220 of the Delaware General Corporation Law. On September 8, 2022, Mr. Jorgl and AIM entered into a confidentiality agreement with respect to the information to be provided.

•	The parties are currently engaged in discovery in advance of the October 5th hearing date.

•	On September 9, 2022, the Company filed with the SEC a preliminary proxy statement for the Annual Meeting.

REASONS FOR THE SOLICITATION

AIM is an immuno-pharma company founded in 1990 that focuses primarily on the research and development of therapeutics to treat multiple types of cancers, viral diseases and immune-deficiency disorders. The Company is publicly traded on the NYSE American (the “NYSE American”) under the stock symbol “AIM.” The current Board took exclusive control of the Board in 2016, at a time when AIM’s publicly traded stock was valued well above $50 per share (accounting for reverse stock splits in 2016 and 2019). Under the Board’s watch, the market value of AIM’s shares has plummeted by 99%.

As further described below, we believe this calamitous decline in stock price and stockholder value was caused by the Board’s unreasonable conduct, such as their: (i) self-serving decision to increase their compensation by millions of dollars in cash and extraordinary equity grants and other lucrative benefits, despite the Company’s abysmal performance; (ii) failure to run any Company-sponsored FDA-approved clinical studies on Ampligen, its lead technology; (iii) failure to monetize its FDA approved drug and generate lines of revenue, (iv) poor overall financial and operational execution causing the Company to incur net losses of $77.1 million from 2016 through June 30, 2022; and (v) penchant for overpromising and underdelivering and a general lack of transparency and governance.

This campaign is the result of careful consideration of the factors hampering AIM’s potential under its current Board and lack of governance and the belief that adding directors to the Board with relevant experience and capabilities would bring sorely needed governance and be an effective contribution towards enhancing key strategic, operating and financial capabilities that would in turn improve stakeholder value. With their expansive life science backgrounds and experience in operations, finance, successful clinical drug development, commercial sales, strategic planning, regulatory matters and public company governance as well as IR/PR communication with healthcare funds and investors, raising funds, M&A, investment banking and capital markets, Mr. Chioini and Mr. Rice intend to enhance the value of AIM by:

•	Initiating and completing FDA clinical studies with AIM’s lead product candidate Ampligen® (Rintatolimod) for cancer treatments and other potential indications

•	Exploring ways to monetize the Company’s FDA approved drug Alferon N Injection® (Interferon Alfa-N3)

•	Reviewing management, the business plan and company assets to maximize the company’s potential

•	Properly managing the company’s financial resources and spending money responsibly, not wasting corporate assets

•	Improving shareholder communication, including holding quarterly investor calls, providing timely release of material news and engaging institutional health care investors with our story

•	Executing our overall strategic plan with an unrelenting sense of urgency

•	Improving corporate governance, including expanding the Board with highly qualified talent

The Board Took Complete Control of the Company

On February 17, 2016, AIM announced that its five-member Board had terminated its Chief Executive Officer and removed him from the Board. AIM also announced in February 2016 that Mr. Equels would be the Company’s new Chief Executive Officer, and that Mr. Mitchell would serve as the Company’s new Chairman of the Board.

In late August 2016, Stewart Appelrouth, who had been providing consulting services to the AIM Board audit committee for five years prior since 2011, as a partner of Appelrouth Farah & Co., a southern Florida full-service accounting firm, became a director. By September 30, 2016, two other Board members had resigned, one being the Company’s current COO and general counsel, Peter Rodino, who was promoted to Executive Director for Governmental Relations and General Counsel as an employee of AIM and was given an annual base salary of $350,000, which then reduced the Board to then just the three incumbent directors (Mr. Equels, Mr. Mitchell and Mr. Appelrouth). Mr. Equels, age 70, has served on the Board for 14 years since 2008. Mr. Mitchell, age 87, has served on the Board for 24 years since 1998. Mr. Applerouth, age 68, has served on the Board for six years since 2016 (and provided consulting services for an additional five years before that since 2011). Since reducing the number of directors from five to three and taking complete control of the Board in 2016, the three incumbent directors have chosen not to increase the size of the Board, failing to add any additional directors, and they have run unopposed each year at the annual stockholder meetings and as a result have been re-elected as the sole members of the Board each year since.

The Board has Destroyed the Value of AIM’s Shares

On February 25, 2016, the day that Mr. Equels assumed the role of Chief Executive Officer, AIM’s stock closed at $87.15 per share on the NYSE MKT (which is now referred to as NYSE American). On September 30, 2016, the day that the incumbent directors assumed complete control of the Board, AIM’s stock closed at $55.44 per share. Stock prices included herein are based on historical data available at nyse.com, which data account for subsequent reverse stock splits of 1 for 12 in 2016 and 1 for 44 in 2019.

In the ensuing years, the value of AIM’s stock has plummeted under the Board’s watch. On September 9, 2022, AIM’s stock closed at $0.637 per share on the NYSE American. In other words, the value of AIM’s stock has declined by approximately 99%. By contrast, the Russell 2000 index has increased by approximately 82% since Mr. Equels became CEO (from 1,031.58 on February 25, 2016 to 1,882.85 on September 9, 2022) and approximately 50% since the incumbent directors assumed complete control of the Board (from 1,251.65 on February 25, 2016 to 1,882.85 on September 9, 2022). In addition, the Nasdaq Biotechnology Index increased by approximately 50% (from 2.712.13 to 4,082.25) and 35% (from 3,027.15 to 4,082.25), respectively.

This dramatic drop in stockholder value, while the broader and biotechnology markets have appreciated, is depicted in the following chart:

During this time, AIM has issued massive amounts of stock that have been extremely dilutive to existing stockholders. Since the end of 2018, when there were only 1,107,607 shares outstanding on a split-adjusted basis (according to the balance sheet included in the Company’s Form 10-K for the year ended December 31, 2019), the Company has issued almost 47 million new shares (based on 48,048,822 shares outstanding according to the balance sheet included in the Company’s Form 10-Q for the quarter ended June 30, 2022). Yet stockholders have little to show from the approximately $90 million raised from stock sales in this time period (based on Proceeds from sale of stock, net of issuance costs, as reflected on the Company’s consolidated statements of cash flows for the time period). As of June 30, 2022, the Company’s primary asset consisted of just $34.5 million in cash and cash equivalents, revenues remain de minimis, Board and executive compensation remains excessive and the Board is wasting corporate resources with a frivolous litigation strategy designed to entrench the Board and disenfranchise stockholders. All the while, in our view, the Company has not made meaningful progress on a path toward commercialization of any products.

We believe that AIM’s current market capitalization of approximately $30 million, less than book value at June 30, 2022, demonstrates a complete lack in confidence in the current Board and an expectation that the Company will burn existing cash and other resources rather than apply them in a way that creates value for stockholders.

AIM has suffered cumulative net losses totaling $77.1 million from 2016 through June 30, 2022 based on financial statements included in its SEC reports. At the same time, the Board and management have been richly rewarded. In fact, Board and executive compensation from 2016 through 2021 have totaled approximately $16.8 million (based on amounts included in summary compensation tables for executives and director compensation tables for directors in SEC filings), compared to $68.4 million in net loss during that time period.

We do not believe the Board has done anything meaningful to stop the plummeting value of the Company. For example, since 2016, the Board has: (i) refused to hold earnings calls to report on how they plan to improve the Company’s deteriorating financial condition and clinical progress; (ii) failed to run any Company-sponsored FDA-approved clinical trials on Ampligen; (iii) failed to monetize the Company’s FDA-approved drug, Alferon; and (iv) refused to expand the size of the Board, ensuring there is no independent check or balance on their actions and excessive compensation.

Overpromising and Underdelivering

We believe the Board has also overpromised and underdelivered. For example, in early 2020 at the outset of the COVID-19 pandemic, the Company publicly announced the filing of provisional patents related to the use of AIM’s flagship drug, Ampligen, against COVID-19. This announcement and a series of subsequent COVID-related announcements in early 2020 (reference the five Form 8-Ks filed from February 11, 2020 through April 16, 2022 attaching press releases or presentations related to COVID-19) led to a sharp rise in AIM’s stock price, increasing from approximately $0.55 per share in January 2020 to over $6.00 per share by March 2020 and hovering around $2.00 per share for the rest of 2020. However, nothing has come of this opportunity to date. We believe the Board has demonstrated a pattern and practice of puffing up AIM’s future prospects with press releases, diverting focus and artificially inflating the Company’s stock prices, and then failing to follow through or deliver. For example, in 2014 during an Ebola outbreak, while Mr. Equels was the Executive Vice Chairman and Mr. Mitchell sat on the Board, AIM announced collaborations to develop and test Ebola treatments utilizing Alferon and Ampligen in a series of press releases in September and October of that year, causing a meaningful but short-lived rise in the Company’s stock price. Just as the COVID-19 announcement, however, nothing has come of this opportunity. This lack of focus and behavior of overpromising without follow through has been consistent, including the most recent press release for the second quarter 2022 where the first 30 paragraphs are devoted to potential treatment of multiple cancers, long-covid, covid immunity and chronic fatigue syndrome, before any mention of financials which consisted of just four short bullet points.

Excessive Compensation

Notwithstanding the poor financial, clinical and stock price performance during their tenures, Mr. Equels and the other incumbent directors have cashed in. The perverse relationship between executive and Board compensation and AIM stock price performance during their tenures is depicted in the following charts.

The following chart compares the increasing compensation of Mr. Equels, executives as a group (based on named executive officers included in annual compensation disclosures) and the Board. All compensation amounts are based on total compensation included in the summary and director compensation tables. Net losses are based on reported amounts in SEC reports.

The following chart compares AIM”s stock price performance to the same increasing compensation of Mr. Equels, executives as a group and the Board.

The manner in which the Board and management cashed in, including on the fleeting blip of positivity following the COVID-19 announcements with excessive compensation is illustrative. In the fall of 2020, AIM saw a significant deterioration in its say-on-pay results, with approximately 43% of votes cast (including abstentions) against the advisory vote on executive compensation at the annual meeting of stockholders held on October 7, 2020. This result was markedly worse than the prior year’s result. However, rather than engaging with stockholders or improving compensation practices, the Board approved significant compensation increases just one month later in November 2020.

With more than two years before expiration of Mr. Equels’s then current employment agreement, on November 10, 2020, AIM and Mr. Equels entered into an amended and restated employment agreement with an initial term of five years, and which automatically renews for three-year periods thereafter unless terminated upon 180 days’ prior notice (the “Employment Agreement”). AIM announced that, citing in part his purported efforts related to the Company’s COVID-19 program, the Board agreed to increase the cash portion of Mr. Equels’s compensation from $750,000 per year to $1.2 million per year, consisting of a yearly base salary of $850,000 and a yearly target bonus of $350,000 (with no objective performance conditions being disclosed). Mr. Equels also received a total of 600,000 non-qualified stock option grants in August and November 2020 (with an aggregate grant-date fair value of $1,139,267), and going forward is entitled to yearly grant of 300,000 non-qualified stock options, and that vest after just one year with no performance conditions, instead of the standard at least three-year vesting practice. In addition, Mr. Equels is entitled to 3% of the gross proceeds that would result from specific events, such as the sale of the Company or substantially all of its assets or specified licensing or acquisition deals. This is a single-trigger payment that would occur regardless of whether or not Mr. Equels remained employed with the Company, providing a potential windfall.

In addition to these extreme compensation increases, the Employment Agreement also provides for outrageous severance benefits – salary and other benefits (including equity compensation) for the full five-year term in the event of a termination without cause (and a three-year extension of the term and accompanying severance benefits in the event of a termination without cause following a change of control). As a result, the potential severance payments to Mr. Equels in the event of a termination without cause (as disclosed in the Company’s annual executive compensation disclosure in its SEC reports) increased from $830,320, assuming a January 1, 2020 termination date (whether or not following a change of control), to $5,345,038 (without a change of control) and $8,064,119 (with a change of control), assuming a January 3, 2022 termination date. This does not even include the 3% of gross proceeds that Mr. Equels is entitled to for certain significant events and the sale of the Company or substantially all of its assets.

As a result of these compensation increases, not even including the outrageous severance, Mr. Equels’s total compensation as reported in AIM’s summary compensation table was $2.66 million in 2020 and $1.76 million in 2021. We believe this compensation is completely out of lockstep with the compensation received by chief executive officers in similarly positioned companies with a market capitalization hovering around $30 million. (which resulted in ISS and Glass Lewis recommendations against the say-on-pay vote in 2021 and the abysmal say-on-pay results discussed below).

The remaining incumbent directors also cashed in. Over the last two years, Mr. Mitchell and Mr. Appelrouth each received average total compensation of over $275,000 per year, with over $180,000 per year paid in cash. Similar to Mr. Equels compensation, we believe these high compensation levels are far excessive for board members of similarly positioned micro-cap companies.

Lack of Governance, Transparency and Responsiveness to Stockholders

We believe the Company’s stockholders are also fed up with the Board. During last year’s annual stockholder meeting, held on October 7, 2021, the incumbent directors barely received more “for” votes than “withhold” votes in an uncontested election. Given the large number of stockholders that did not even vote (represented by broker non-votes and shares that were not present at the meeting at all), this support represents a small minority of the total stockholder base. Of the 47,848,622 shares outstanding as of the record date for last year’s annual meeting, Mr. Equels’s “for” votes of 6,730,478 represented only approximately 14% of shares eligible vote, Mr. Mitchell’s and Mr. Appelrouth’s “for” votes of 5,828,742 and 5,977,593, respectively, represented only approximately 12% of shares eligible to vote. And, during that same annual stockholder meeting, AIM’s say-on-pay vote overwhelmingly failed, with nearly five-times more votes “against” than “for” this proposition, and the 1,878,296 “for” votes representing only approximately 4% of shares eligible to vote. Indeed, according to a publicly-available report from Mercer on say-on-pay vote results on April 6, 2022, out of over 3,000 total U.S. public companies, only 2.5% (76 companies) received less than 50% approval, and of those 76 companies, AIM ranked as the third worst company with only 16.3% of votes cast in favor of the proposal.

We are not aware of any actions being taken by the Board in response to this abysmal say-on-pay result and demonstration of extreme dissatisfaction from its stockholder base. It is not surprising that the Board has not communicated any response to the clear rebuke sent by stockholders at last year’s annual meeting, as AIM has not held quarterly earnings calls since the incumbent Board took complete control in 2016. But the facts make clear that the Board is continuing with its excessive compensation practices and lack of transparency in the face of its stockholders.

In March 2022, AIM announced off-cycle option grants to Mr. Mitchell and Mr. Appelrouth of 50,000 options each – these were in addition to annual grants of 50,000 options in November 2021. According to the Form 8-K filed by AIM on March 7, 2022, these awards to Mr. Mitchell and Mr. Appelrouth were made at the recommendation of the compensation committee (i.e., Mr. Mitchell and Mr. Appelrouth recommended off-cycle awards to themselves). AIM also announced off-cycle grants of 50,000 options to its chief operating officer and departing chief financial officer. And although AIM only announced that it would be paying its consultant chief financial officer $375 per hour in a Form 8-K filed on March 3, 2022 and not filing any Form 4, apparently also granting the consultant chief financial officer 50,000 options with the same exercise price as the early March grants as reflected in his Form 3 filed a month later on April 4, 2022.

In addition, despite the Company’s Form 8-K, filed on March 7, 2022, making a point to disclose that Mr. Equels did not, at his recommendation, receive an option grant, his Form 4 filed on March 4, 2022 indicates he did in fact receive a 50,000 option grant on March 3, 2022 (and this was confirmed in Appendix A to the preliminary proxy statement filed by AIM on September 9, 2022). AIM reiterated this apparently false statement in its 2021 Form 10-K as well. This disclosure failure echoes the announcement of Mr. Equels’s Employment Agreement in November 2020, with the Company disclosing in its Form 10-Q that Mr. Equels received a 300,000 option grant in August 2020 and would be entitled to his first annual grant of 300,000 options in November 2021, yet somehow neglecting to clearly disclose the additional 300,000 options granted in November 2020, which were reported on a Form 4 filed November 13, 2020 and ambiguously alluded to several paragraphs later in the Form 10-Q disclosure. All of these option grants vest after just one year, which we do not believe is standard practice nor good governance practice, especially with respect to management.

We also note that the Company justified Mr. Equels’s 2020 compensation increases by reference to a report from a compensation advisor and that the recitals in his filed Employment Agreement include specific references to the advisor’s comparable company analysis to demonstrate that Mr. Equels was “significantly under compensated.” While we acknowledge that, as a smaller reporting company, AIM is not required to provide a compensation discussion and analysis where this peer group of comparable companies would be identified, the Company could have chosen to provide stockholders with more insight into this analysis given that it was the basis for what we view as an extraordinary compensation and severance increase. But AIM chose not to provide this insight, only selectively disclosing information that supported the Board’s decision. Although we do not have the necessary information to consider the validity of this analysis, we are aware that ISS cited Mr. Equels’s compensation of more than double its comparable peer group in recommending against last year’s say-on-pay vote.

This lack of responsiveness and lack of governance and transparency are not surprising considering the nature of the Company’s governance structure, with Mr. Mitchell and Mr. Appelrouth, as the Company’s two non-executive directors, serving as the sole members of the compensation committee (as well as the sole members of the audit committee and the corporate governance and nomination committee). We do not believe this structure, coupled with the fact that Mr. Mitchell and Mr. Equels have served on the Board together for 14 years, and Mr. Appelrouth serving with them for 11 of those years (five years as a paid consultant and six years as a director), can provide effective corporate governance or provide meaningful oversight of management or acceptable fair compensation determinations for themselves.

We believe that it is clear that the incumbent Board of AIM will not respond to the concerns of stockholders, and that the only way to unlock the Company’s potential value is addition of two new independent directors with relevant skill sets and a shared objective of unlocking and enhancing value for the benefit of all AIM stockholders.

For the reasons set forth above, we believe that significant change to the composition of the Board is needed to ensure that the interests of the stockholders, the true owners of AIM, are appropriately represented in the boardroom. Mr. Jorgl has nominated two highly-qualified candidates who we believe are capable of applying their collective experience and knowledge to help guide the Company on a value creating path to commercial and financial success.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s current Board is comprised of three directors, each with terms expiring at the Annual Meeting. The directors are each elected for a term of one year or until his successor is duly elected and qualified. We are seeking your support at the Annual Meeting to elect our two nominees, Mr. Chioini and Mr. Rice. You should refer to the Company’s proxy statement for the names, background, qualifications and other information concerning the Company’s nominees.

With respect to the election of directors, the Bylaws provide that a plurality of the votes cast by the stockholders present or represented by proxy at the meeting and entitled to vote is required to elect a director. Therefore, the three director nominees that receive the highest number of affirmative “FOR” votes will be elected as directors.

The ASFV Nominees

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the ASFV Nominees. The specific experience, qualifications, attributes and skills that led us to conclude that the ASFV Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below. Each of the ASFV Nominees are citizens of the United States.

Robert L. Chioini, age 58, is the Managing Member of Bright Rock Holdings, LLC, a consultancy business founded by Mr. Chioini in 2019 that helps pharmaceutical drug and medical device companies successfully grow their businesses by providing financing, public listing, management, operations, licensing, clinical drug development, medical device development and corporate governance assistance, among other things. Mr. Chioini served as the Chief Executive Officer and a director of SQI Diagnostics, Inc. (OTCQX-US: SQIDF/TSX-V: SQD) from 2020 to 2021, a publicly traded, vertically integrated diagnostic medical device company servicing the U.S. and Canadian diagnostic healthcare markets, where he provided executive leadership and revamped the business leading to a 200% increase in company valuation to a $155 million market capitalization. Mr. Chioini served as Chairman of the Board and Chief Executive Officer of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell”), a pharmaceutical drug and medical device company that Mr. Chioini founded, from 1995 to 2018, where he provided executive leadership and built the business into a successful, publicly traded, vertically integrated company with four manufacturing plants, five distribution facilities and 330 employees servicing the U.S. and global dialysis healthcare markets becoming the 2nd largest dialysate supplier in U.S. that reached $980 million in valuation in 2015. At Rockwell, Mr. Chioini obtained 14 new U.S. FDA medical device approvals, assembled top-level clinical talent and successfully raised over $150 million to fund and execute successful human clinical studies for drug development and obtained four new U.S. FDA drug approvals (3-NDA, 1-ANDA). In addition, he managed global business development for Rockwell and secured multiple exclusive license agreements to commercialize products internationally that realized in aggregate approximately $100 million in upfront cash payments and milestone payments, plus ongoing sales royalties, drug purchases, profit split and equity purchase, with companies like Baxter International, Inc. and Wanbang Biopharmaceutical (a subsidiary of Shanghai Fosun Pharmaceutical Group Co., Ltd.). Mr. Chioini was responsible for leading all operations and strategic direction for Rockwell with full accountability for bottom-line factors. Mr. Chioini is qualified to serve as a director due to his experience spanning all phases of starting and building a business, from inception into a successful, vertically integrated, publicly traded pharmaceutical drug and medical device company, which included leading successful clinical development programs that resulted in four FDA approved drugs and multiple license partner agreements.

Michael Rice, age 58, has served as the Founding Partner of LifeSci Partners (“LifeSci”) since March 2010, which is comprised of several business verticals within the LifeSci platform that collectively provide companies with the resources and experience they need to realize the full potential of their scientific innovation, driving long-term value for stockholders and patients. These business units include (i) LifeSci Index Partners, LLC, an index provider of healthcare-based stock market indices, (ii) LifeSci Fund Management, a thesis driven portfolio management firm focused on investment in life sciences companies that manages the AlphaCentric LifeSci Healthcare Fund, (iii) LifeSci Venture Partners, a venture capital investor in early-stage healthcare companies, (iv) LifeSci Search, the executive search division that provides placement services at the C-Suite, Board of Directors and VP level within the biotechnology, pharmaceutical and medical technology sectors while also supporting buy-side firms with Partner and Principal appointments, (v) LifeSci Communications, a global communications and marketing agency focused on life science and medical technology and (vi) First Thought, a strategic partner that connects companies with key opinion leaders and scientists to provide expertise. Prior to co-founding LifeSci Advisors and LifeSci Capital, Mr. Rice was the co-head of health care investment banking at Canaccord Adams, where he was involved in debt and equity financing. Mr. Rice was also a Managing Director at Think Equity Partners (“ThinkEquity”) where he was responsible for managing the healthcare capital markets sector, which included structuring and executing numerous transactions, many of which were firsts at ThinkEquity. Prior to that, Mr. Rice served as a Managing Director at Bank of America, serving large hedge funds and private equity healthcare funds. Previously, he was a Managing Director at JPMorgan/Hambrecht & Quist. Mr. Rice has served as a director of Vascular Biogenics Ltd. since July 2021 and 9 Meters Biopharma, Inc. since February 2021, and previously served as a director of Navidea Biopharmaceuticals, Inc. from May 2016 to May 2021. Mr. Rice is qualified to serve as a director due to his experience in successfully building a multi-million dollar company from the ground up that assists numerous publicly traded life science/biotechnology companies execute their business plans by providing IR/PR communication, institutional health care investor engagement, strengthening executive management, raising funds, providing additional clinical support, M&A and more, as well as a substantial knowledge of portfolio management, corporate management, investment banking and capital markets.

The principal business address of Mr. Chioini is 1530 Forest Bay Ct., Wixom, MI 48393. The principal business address of Mr. Rice is 250 West 55th Street, Suite 3401, New York, NY 10019.

As of the date of this Proxy Statement, the ASFV Nominees do not directly or indirectly own, beneficially or of record, any securities of the Company and have not entered into any transactions in securities in the Company during the past two years.

The ASFV Committee believes that each ASFV Nominee presently is, and if elected as a director of the Company, would qualify as, an “independent director” within the meaning of (i) applicable NYSE American listing standards applicable to board composition (and applicable committees thereof) and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the ASFV Committee acknowledges that no director of an NYSE American listed company qualifies as “independent” unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, the ASFV Committee acknowledges that if any ASFV Nominee is elected, the determination of the nominee’s independence ultimately rests with the judgment and discretion of the Board.

Other than as stated in this Proxy Statement, there are no arrangements or understandings between members of the ASFV Committee and any of the ASFV Nominees or any other person or persons pursuant to which the nomination of the ASFV Nominees described herein is to be made. The ASFV Nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected. Except as set forth in this Proxy Statement (including the Delaware Action and the Florida Section 13(d) Action), none of the ASFV Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings. See “Background to the Solicitation” above. With respect to each of the ASFV Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

We do not expect that any of the ASFV Nominees will be unable to stand for election, but, in the event any ASFV Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GOLD proxy card marked to vote “FOR” the ASFV Nominees, or if the card is signed and returned but no direction is indicated, will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any ASFV Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, shares of Common Stock represented by the enclosed GOLD proxy card marked to vote “FOR” the ASFV Nominees, or if the card is signed and returned no direction is indicated, will be voted for such substitute nominee(s).

WE URGE YOU TO VOTE “FOR” THE ELECTION OF MR. CHIOINI AND MR. RICE ON THE ENCLOSED GOLD PROXY CARD AND “WITHHOLD” FOR EACH OF THE INCUMBENT NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Board is submitting the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for Fiscal 2022 to the stockholders for their ratification. Additional information regarding this proposal is contained in the Company’s proxy statement.

As disclosed in the Company’s proxy statement, the failure by the stockholders to ratify the selection of the independent registered public accounting firm made by the Audit Committee will cause the Audit Committee to consider any information submitted by the stockholders in determining whether to retain BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL BUT MR. JORGL INTENDS TO VOTE HIS SHARES “FOR” THIS PROPOSAL.

PROPOSAL 3

ADVISORY (NON-BINDING) APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As disclosed in the Company’s proxy statement, under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the named executive officers. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking stockholders to vote for the approval of the compensation of the named executive officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

According to the Company’s proxy statement, as an advisory vote, this proposal is not binding upon the Company or the Board. However, the Compensation Committee of the Board, which is responsible for designing and overseeing the administration of the Company’s executive compensation program, will review the results of the votes and will take them into account in making a determination concerning executive compensation

WE RECOMMEND VOTING AGAINST THIS PROPOSAL AND MR. JORGL INTENDS TO VOTE HIS SHARES “AGAINST” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Stockholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, the ASFV Committee believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted “FOR” the election of Mr. Chioini and Mr. Rice and “WITHOLD” for the Incumbent Nominees, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm and “AGAINST” the advisory resolution to approve executive compensation, as described herein.

The Company’s current Board is comprised of three directors, each with terms expiring at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect Mr. Chioini and Mr. Rice. We ask that you cast your votes FOR Mr. Chioini and Mr. Rice on the GOLD proxy card only and disregard the WHITE proxy card provided by AIM. Under new rules adopted by the Securities and Exchange Commission, the enclosed GOLD proxy card also includes the names the Incumbent Nominees. We ask that you only cast your votes FOR Mr. Chioini and Mr. Rice and WITHHOLD your votes for each of the Incumbent Nominees. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications, and other information concerning the Company’s nominees. If elected, Mr. Chioini and Mr. Rice will constitute a majority on the Board and will potentially be able to implement any actions that they may believe are necessary to unlock stockholder value.

In-Person Meeting

As discussed in the Company’s proxy statement, the Company will have an in-person format for the Annual Meeting. If you plan to attend to the Annual Meeting, we recommend you consult the Company’s proxy statement for information about admission requirements.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided, or if your shares are held at a broker, bank or other other nominee, vote via the Internet or by telephone as instructed on the GOLD voting instruction form. Additional information and our proxy materials can also be found at [●].

If you have any difficulty following the voting process, please call Alliance Advisors at (844)                 or email aim@allianceadvisors.com.

Quorum; Broker Non-Votes; Discretionary Voting

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting under the Company’s Bylaws and Delaware Law. The required quorum for the transaction of business at the Annual Meeting is 40% of the shares of Common Stock entitled to vote at the Annual Meeting, or by proxy.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. Because of the contested nature of this year’s solicitation, we believe that all of the proposals on the agenda, including the ratification of the appointment of BDO USA, LLP, will be considered non-routine matters and, accordingly, there will be no broker discretionary voting or broker non-votes. Your broker will not have discretion to vote your shares on any proposal presented at the Annual Meeting unless you provide specific instructions to your broker as to how your shares are to be voted.

If your shares are held in street name, your broker, bank or nominee has enclosed a voting instruction card with this proxy statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form in order to ensure that your shares are represented and voted at the meeting.

If you are a stockholder of record, you must deliver your vote by mail, the Internet, by telephone or attend the Annual Meeting in order to be counted in the determination of a quorum.

Votes Required For Approval

Election of Directors – With respect to the election of directors, the Bylaws provide that the plurality of votes cast by the stockholders present or represented by proxy at the meeting and entitled to vote is required to elect a director. Therefore, the three nominees in Proposal 1 that receive the highest number of affirmative “FOR” votes will be elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of a “WITHHOLD” vote or otherwise, will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Ratification of Appointment of Accountants – The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present is necessary for the approval of Proposal 2 on the ratification of the selection of BDO USA, LLP. An abstention will have the effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.

Advisory Resolution to Approve Executive Compensation – Although the vote is non-binding, the affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present is necessary for the approval of Proposal 3 on the advisory resolution approving executive compensation. An abstention will have the effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.

If you sign and submit your GOLD proxy card without specifying how you would like your shares voted, your shares will be voted “FOR” the election of Mr. Chioini and Mr. Rice and “WITHHOLD” for the Incumbent Nominees, “FOR” the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year and “AGAINST” the advisory vote on executive compensation, and in accordance with the discretion of the persons named on the GOLD proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

Revocation of Proxies

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the ASFV Committee in care of Alliance Advisors at the address set forth on the back cover of this Proxy Statement or to the Company at 2117 SW Highway 484, Ocala, Florida 34473 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to the ASFV Committee in care of Alliance Advisors at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, Alliance Advisors may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the ASFV Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF MR. CHIOINI AND MR. RICE TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the ASFV Committee and we intend to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements.

The ASFV Committee has entered into an agreement with Alliance Advisors for solicitation and advisory services in connection with this solicitation, for which Alliance Advisors will receive a fee not to exceed $[●], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Alliance Advisors will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The ASFV Committee has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The ASFV Committee will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Alliance Advisors will employ approximately [●] persons to solicit stockholders for the Annual Meeting.

Costs of this solicitation of proxies are currently estimated to be approximately $[●] (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation, and including the expense associated with filing and pursuing the Delaware Action). The ASFV Committee estimates that through the date hereof its expenses in furtherance of, or in connection with, the solicitation are approximately $[●]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any solicitation. As discussed in further detail below under “Information About the Participants,” it is expected that the costs of this solicitation will be borne by Mr. Chioini and Michael Xirinachs.

The ASFV Committee intends to seek reimbursement from the Company of all expenses it or any other participant incurs in connection with this solicitation (including, for the avoidance of doubt, the expense associated with filing and pursuing the Delaware Action and defending the Florida Action), and does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

INFORMATION ABOUT THE PARTICIPANTS

The participants in this Proxy Statement include each member of the ASFV Committee, as well as Paul Tusa, River Rock Advisors LLC, a limited liability company of which Mr. Tusa is the sole member (“River Rock”), Mr. Xirinachs and Looking Glass Capital Consultants Inc., an S Corporation of which Mr. Xirinachs is sole shareholder (“Looking Glass”) (collectively, the “Participants”). Each of Mr. Tusa, River Rock, Mr. Xirinachs and Looking Glass are “participants” within the meaning of Schedule 14A due to their roles in providing financing to, or arranging financing for, this proxy solicitation as discussed below.

The principal business address of Mr. Jorgl is 60 S 8th Street, Brooklyn, New York 11249. The principal business address of Mr. Tusa and River Rock is 1818 Bellmore Avenue, Bellmore, New York 11710. The principal business address of Mr. Xirinachs and Looking Glass is PO Box 88, Huntington, New York 11743.

The principal occupation of Mr. Jorgl is Senior Vice President of Cradlepoint Corporation, 1111 West Jefferson Street, Boise, Idaho 8302, which is a technology company that develops cloud-managed wireless edge networking equipment. The principal occupation of Mr. Tusa is CPA at his own firm, Tusa & Associates CPA, P.C., which provides business consulting, financial and tax advisory services, and the principal business of River Rock is an entity through which Mr. Tusa provides consulting services. The principal occupation of Mr. Xirinachs is business development consultant and the principal business of Looking Glass is an entity through which Mr. Xirinachs provides consulting services.

See the section entitled “Proposal 1 – Election of Directors” for information regarding Mr. Chioini and Mr. Rice.

As of the date hereof, Mr. Jorgl is the record and beneficial owner of 1,000 shares of Common Stock of the Company and no other Participant is the record or beneficial owner of any shares of Common Stock. Mr. Jorgl purchased his shares of Common Stock on June 27, 2022, and otherwise neither he nor any other Participant has engaged in any transactions in the Company’s securities within the past two years.

During the week ending July 15, 2022, after the nomination notice was submitted on July 8, 2022, Mr. Tusa became aware of the solicitation effort and was introduced to Mr. Chioini through Mr. Xirinachs, a business associate of both Mr. Tusa and Mr. Chioini. Mr. Tusa, based on the potential investment opportunity (if and when Mr. Chioini and Mr. Rice were elected to the Board) and the hope for the potential of future consulting work from the Company (although this matter was never discussed with either Mr. Chioini or Mr. Rice and therefore no commitment was or is made by either ASFV Nominee), acting through River Rock, agreed to bear certain expenses. On July 27, 2022, the members of the ASFV Committee, together with River Rock, entered into an agreement to formalize their relationship (the “Group Agreement”). Among other things, the Group Agreement provided that River Rock would bear expenses incurred in connection with the activities of the group, including this solicitation, with the other parties contributing at their discretion. However, Mr. Xirinachs, who had been a successful investor in prior businesses run by Mr. Chioini, based on the potential investment opportunity that AIM presented (if and when Mr. Chioini and Mr. Rice were elected to the Board), paid certain expenses on behalf of River Rock through Looking Glass and agreed to be jointly responsible for expenses with Mr. Chioini going forward. As a result, on September 14, 2022, the Group Agreement was amended to make all Participants party thereto and reflect the revised expense payment agreement. As revised, (i) Mr. Jorgl, Mr. Chioini and Mr. Rice agreed to conduct this proxy solicitation and coordinate activities with respect AIM and the nominations and all parties agreed not take certain related actions without the mutual consent Mr. Jorgl, Mr. Chioini and Mr. Rice, (ii) each party agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the other parties, and (iii) Mr. Chioini and Mr. Xirinachs agreed to bear expenses incurred in connection with the activities of the group.

On November 18, 2013, an information was filed in the U.S. District Court, Central District of California, charging Mr. Xirinachs with two counts of wire fraud under 18 U.S.C. 1343. The charges related to activities occurring between 2008 and 2013 involving fraudulent securities trading and promotion and material misrepresentations to investors and misuse of funds. Mr. Xirinachs pleaded guilty and, on June 13, 2022, was sentenced in the U.S. District Court, Eastern District of New York (where the case had been transferred) to three years of probation and ordered to pay restitution of $353,000.

Except as set forth in this Proxy Statement, (i) during the past ten years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (iii) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iv) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (v) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (vi) no Participant in this solicitation or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (vii) no Participant in this solicitation or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (viii) no Participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting; (ix) no Participant in this solicitation holds any positions or offices with the Company; (x) no Participant in this solicitation has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; (xi) no companies or organizations, with which any of the Participants in this solicitation has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company; and (xii) no Participant in this solicitation or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceedings. See “Background to the Solicitation” above.

OTHER MATTERS AND ADDITIONAL INFORMATION

The ASFV Committee is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which the ASFV Committee is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Stockholder Proposals under Rule 14a-8

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal to be considered for inclusion in the Company’s proxy materials and for presentation at the Company’s 2023 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in the Company’s proxy materials, Rule 14a-8 stockholder proposals must be received by the Company’s Corporate Secretary at the Company’s principal executive office (located at 2117 SW Highway 484, Ocala, Florida 34473) no later than [●].

Stockholder Proposals

Any stockholder of record of the Company who desires to submit a proposal of business (other than stockholder proposals in accordance with Rule 14a-8) for action at the 2023 Annual Meeting, must deliver written notice of an intent to make such proposal of business to the Company’s Corporate Secretary at c/o Corporate Secretary, AIM ImmunoTech Inc., 2117 SW Highway 484, Ocala, Florida 34473 no earlier than on [●], and no later than on [●]. However, if the date of the 2023 Annual Meeting is more than 30 days before or after the anniversary of the date of the prior year’s annual meeting, then such notice must be delivered to the Company’s Secretary no later than the close of business of the 10th day following the day on which such notice of the date of the 2023 Annual Meeting was mailed or public disclosure of the date of the 2023 Annual Meeting was made, whichever occurs first. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the Bylaws.

Stockholder Nominations for Director Candidates

Any stockholder of record of the Company who desires to nominate one or more director candidates at the 2023 Annual Meeting or submit a proposal of business (other than stockholder proposals in accordance with Rule 14a-8) for action at the 2023 Annual Meeting, must deliver written notice of an intent to make such director nomination and/or make such proposal of business to the Company’s Corporate Secretary at c/o Corporate Secretary, AIM ImmunoTech Inc., 2117 SW Highway 484, Ocala, Florida 34473 no earlier than on [●], and no later than on [●]. However, if the date of the 2023 Annual Meeting is more than 30 days before or after the anniversary of the date of the prior year’s annual meeting, then such notice must be delivered to the Company’s Secretary no later than the close of business of the 10th day following the day on which such notice of the date of the 2023 Annual Meeting was mailed or public disclosure of the date of the 2023 Annual Meeting was made, whichever occurs first. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the Bylaws.

In addition to satisfying the requirements under the Bylaws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than [●]. However, if the date of the 2023 Annual Meeting is more than 30 days before or after the anniversary of the date of the prior year’s annual meeting, then such notice must be delivered by the later of (x) the 10th day following the day the public announcement of the date of the 2023 Annual Meeting is first made by the Company and (y) the date which is 60 days prior to the date of the 2023 Annual Meeting.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2023 Annual Meeting is based on information contained in the Company’s proxy statement for the Annual Meeting. The incorporation of this information in this Proxy Statement should not be construed as an admission by the ASFV Committee that such procedures are legal, valid or binding.

HOUSEHOLDING

Some record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. The ASFV Committee will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Alliance Advsors, at the following address or phone number: aim@allianceadvisors.com or call toll free at [(844)-                ]. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the Company, or you may contact our proxy solicitor at the above address and phone number.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE I FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement (including Schedule I attached hereto) has been taken from, or is based upon, publicly available information. The SEC maintains a website that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are made available, free of charge, at sec.report.

Jonathan Thomas Jorgl

Robert L. Chioini

Michael Rice

[●], 2022

SCHEDULE I

The following table is reprinted from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on [●], 2022.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of the Record Date, [●], 2022, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding Common Stock;

•	Each of our directors and NEOs; and

•	All of our officers and directors as a group.

•	The total number of shares of common stock as of the Record Date, [●], 2022, was [●].

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (6)		Percentage of Shares Beneficially Owned
Thomas K. Equels, Executive Vice Chairman, Chief Executive Officer, President*	[	](1)	[	]%
Peter W. Rodino III, Chief Operating Officer, General Counsel, Secretary*	[	](2)	[	]%
William M. Mitchell, M.D., Chairman of the Board of Directors*	[	](3)	[	]%
Stewart L. Appelrouth, Director*	[	](4)	[	]%
Robert Dickey, IV, Chief Financial Officer*	[	](5)	[	]%
All directors and executive officers as a group (5 persons)	[	]	[	]%

*	The address is care of the Company, 2117 SW Highway 484, Ocala, FL 34473
**	Less than 1%
(1)

For Mr. Equels, shares beneficially owned include [            ] shares issuable upon exercise of options and excludes [            ] shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(2)

For Mr. Rodino, shares beneficially owned include [            ] shares issuable upon exercise of options and excludes [            ] shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(3)

For Dr. Mitchell, shares beneficially owned include [            ] shares issuable upon exercise of options and excludes [            ] shares issuable upon exercise of options not vested or not exercisable within the next 60 days. Also includes 190 shares of common stock owned by his spouse and 190 shares owned by family trusts.

(4)

For Mr. Appelrouth, shares beneficially owned include [            ] shares issuable upon exercise of options and excludes [            ] shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(5)	For Mr. Dickey, excludes 50,000 shares issuable upon exercise of options not vested and not exercisable within the next 60 days.
(6)

None of the shares shown in the table as beneficially owned by current directors and executive officers is hedged or pledged as security for any obligation. The Board has not adopted, and the Company does not have, any specific practices or policies regarding the ability of the officers and directors of the Company, as well as employees of the Company, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.

Schedule I

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give the AIM Stockholder Full Value Committee your proxy FOR the election of the ASFV Nominees and in accordance with the AIM Stockholder Full Value Committee’s recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

•	SIGNING the enclosed GOLD proxy card;

•	DATING the enclosed GOLD proxy card; and

•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

You may vote your shares at the Annual Meeting, however, even if you plan to attend the Annual Meeting, we recommend that you submit your GOLD proxy card by mail by the applicable deadline so that your vote will still be counted if you later decide not to attend the Annual Meeting. If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the AIM Stockholder Full Value Committee proxy materials, please contact Alliance Advisors at the phone numbers or email address listed below.

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(844)         -

aim@allianceadvisors.com

GOLD PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED SEPTEMBER 15, 2022

AIM IMMUNOTECH INC.

2022 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE AIM STOCKHOLDER FULL VALUE

COMMITTEE IN ITS PROXY SOLICITATION

THE BOARD OF DIRECTORS OF AIM IMMUNOTECH INC.

IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints [●] and [●], and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of AIM ImmunoTech Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2022 Annual Meeting of Stockholders of the Company scheduled to be held on [●] , 2022 at [●] a.m., Eastern Daylight Time, at 2117 SW Highway 484, Ocala, Florida 34473 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the AIM Stockholder Full Value Committee a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” ROBERT L. CHIOINI AND MICHAEL RICE AND “WITHHOLD” FOR THE INCUMBENT NOMINEES ON PROPOSAL 1, “FOR” PROPOSAL 2, and “AGAINST” PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the AIM Stockholder Full Value Committee’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

☒  Please mark vote as in this example

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” ROBERT L. CHIOINI AND MICHAEL RICE AND “WITHHOLD” FOR THE INCUMBENT NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSAL 3. THE ASFV COMMITTEE STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ROBERT L. CHIOINI AND MICHAEL RICE IN PROPOSAL 1, MAKES NO RECOMMENDATIONS WITH RESPECT TO PROPOSAL 2 AND RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” PROPOSAL 3.

1.

Proposal to Elect Directors. Vote “FOR” only up to three nominees in total. You may vote “FOR” less than three nominees, but if you vote “FOR” more than three nominees, your votes on Proposal 1 will be considered invalid and will not be counted. A “WITHHOLD” vote on any nominee will not be counted as a “FOR” vote.

	FOR	WITHHOLD

The ASFV Nominees:

1a. Robert L. Chioini	☐	☐

1b. Michael Rice	☐	☐

The Incumbent Nominees:

1c. Stewart L. Appelrouth	☐	☐

1d. Thomas K. Equels	☐	☐

1e. William M. Mitchell	☐	☐

The ASFV Committee does not expect that any of its nominees will be unable to stand for election, but, in the event any of its nominees are unable to serve or for good cause will not serve, the shares of Common Stock represented by this proxy card and marked to vote “FOR” the ASFV Committee’s nominee, or if the card is signed and returned and no direction is indicated, will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s organizational documents and applicable law. In addition, the ASFV Committee has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its organizational documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Company’s organizational documents and applicable law. In any such case, shares of Common Stock represented by this proxy card and marked to vote “FOR” the ASFV Committee’s nominee, or if the card is signed and returned and no direction is indicated, will be voted for such substitute nominee(s).

The ASFV COMMITTEE INTENDS TO USE THIS PROXY TO VOTE “FOR” THE ASFV COMMITTEE NOMINEES, ROBERT L. CHIOINI AND MICHAEL RICE.

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF OUR NOMINEES ARE ELECTED.

2.	The Company’s proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The Company’s proposal to approve, on an advisory basis, the Company’s executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Date:

Signature:

Signature (if held jointly):

Title(s):

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares of Common Stock are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.